UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 18, 2014

Corinthian Colleges, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (714) 427-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Corinthian Colleges, Inc. (the “Company,” “Corinthian,” “we,” “us” or other similar terms) has entered into a Second Amendment to Operating Agreement (the “Second Amendment”), dated September 12, 2014 and effective as of September 18, 2014, with the U.S. Department of Education (the “Department”).

As previously reported, on July 3, 2014, the Company and its wholly- and partially- owned subsidiaries, on the one hand, and the Department on the other hand, entered into an operating agreement (the “Operating Agreement”) that established a framework for a transition plan intended to result in the sale of most of the Company’s schools and the teach-out of certain other schools, together with oversight of the Company’s ongoing operations.  On July 7, 2014, the Company filed a Current Report on Form 8-K with the SEC in which it provided extensive details regarding the Operating Agreement.  Section VI.F of the Operating Agreement provides that the Company and the Department will work together to establish a reserve fund to be placed in escrow (the “Escrow”) and used exclusively for student refunds.

The Company, the Department and the Monitor have been working together extensively to determine the timing and funding mechanisms for the Escrow.  Pursuant to those discussions, the Company and the Department have entered into the Second Amendment, as described in more detail below, and the Company has begun to fund the Escrow.

Pursuant to the Company’s Fourth Amended and Restated Credit Agreement dated as of May 17, 2012, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent (as amended, the “Credit Facility”), any material amendment of the Operating Agreement would constitute an event of default under the Credit Facility.  On September 18, 2014, the lenders (the “Lenders”) under the Credit Facility agreed to forbear from exercising any rights or remedies that might be available to them as a result of the Company’s execution and delivery of the Second Amendment until the earlier of (i) the occurrence of any event of default under the Credit Facility (unrelated to the possible default caused by the Second Amendment) and (ii) September 25, 2014. The Department has informed the Company that if the Lenders do not provide their written consent to the Second Amendment by close of business Pacific Time on September 25, 2014, the Department thereafter will suspend future Title IV disbursements to the Company; additionally, the Department reserves the right to withdraw from the Second Amendment in the event the Company’s Lenders do not consent by that time.

Pursuant to the terms of the Second Amendment, (i) the parties agreed to establish the Escrow to hold the reserve funds, (ii) the Company agreed to make an immediate initial deposit into the Escrow of $500,000, with bi-weekly deposits of $250,000 thereafter until the balance in the Escrow reaches $30 million, (iii) the Company agreed to make a deposit of $5 million into the Escrow on October 23, 2014, at which point the Department would not object to the Company also repaying its Credit Facility, out of net non-Title IV funds, in an amount not to exceed $5 million, (iv) Corinthian agreed to deposit into the Escrow 35% of the net sales proceeds of any sales of schools in which the net proceeds exceed $750,000, until the Escrow is funded in the amount of $30 million, (v) the parties agreed that upon the sale of all or substantially all of the Company’s schools, if the total potential student refund liability of the Company exceeds the funds in the Escrow (“Excess Funds”), then the Excess Funds would be released to the Company, and (vi) Corinthian agreed that if the amount of funds in the Escrow reaches $30 million and then subsequently drops below that amount, the Company will resume making deposits until there are Excess Funds in the Escrow.

The foregoing summary of the Second Amendment is a summary only and is qualified in its entirety by reference to the Second Amendment, which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 7.01                                           Regulation FD Disclosure.

On September 3, 2014, the Company received a grand jury subpoena for documents from the United States Attorney’s Office in the Middle District of Florida.  The subpoena seeks documents and records relating to an internal investigation of a former employee’s misconduct at the Everest Brandon campus and the Company’s return of Title IV funds as a result of the investigation.  The Company initially self-reported the results of the internal investigation to the Office of Inspector General for the Department of Education on June 28, 2013.  It is not clear whether the subpoena seeks this information regarding the former employee, the Company or both.  The Company is evaluating the subpoena and intends to cooperate fully with the request.

On September 10, 2014, the Company received a grand jury subpoena for documents from the United States Attorney’s Office in the Northern District of Georgia.  The subpoena seeks documents and records relating to the Everest Jonesboro and Everest Decatur campuses regarding matters including job placement, graduation rates, admissions, attendance, and student and employee information.  The grand jury subpoena is signed by the same assistant United States attorney that assisted with the original, April 11, 2011 civil investigative demand for similar documents related to the same two campuses. The Company is evaluating the subpoena and intends to cooperate fully with the request.

On September 15, 2014, the Company received a letter from the Accrediting Commission of Career Schools and Colleges (“ACCSC”), the institutional accrediting agency for forty campuses, notifying the Company that it was (i) placing the Corinthian system of schools on “Warning” (ii) continuing the Company’s schools on Employment Verification Reporting, (iii) continuing to review the materials and responses submitted by the Company regarding all outstanding matters both within ACCSC and externally, (iv) directing the Company’s ACCSC schools to inform current and prospective students that it is on Warning, (v) placing Corinthian’s schools on Financial Reporting, and (vi) restricting the Company’s schools from applying for certain substantive changes.   Under ACCSC’s rules, a “Warning” replaces what ACCSC used to call “show cause.”

In a prior letter dated March 31, 2014, ACCSC had required the Company to conduct a third-party review of placement results of the Company’s ACCSC-accredited schools for the 2013 reporting year to provide the Company with an opportunity to demonstrate with supporting documentation that its schools are meeting their obligations to students and accurately reporting placement of students in accordance with ACCSC standards.  Based on this requirement, the Company retained an independent third-party auditor to attempt to secure verification from the employer or graduate for at least 25% of the graduate placement data at each ACCSC-accredited Company school submitted in each school’s 2013 ACCSC annual report.  The third-party auditor completed its placement verification work and submitted its report to ACCSC.

The September 15, 2014 letter from ACCSC contains a number of observations and questions regarding the third party audit of the 2013 reporting year, and requires the Company to do the following.

1.                                      Respond to questions regarding the findings in the independent audit of the 2013 reporting year;

2.                                      Conduct a third-party audit on reported employment in the 2014 Annual Report using a 33% sample size for all programs at all schools, including explanations and supporting documentation for placements deemed not valid;

3.                                      Provide a detailed description of the school’s internal employment classification process including use of the oral employment confirmation procedures;

4.                                      Provide an analysis of the efficacy of Corinthian’s second-level review team at the Company’s Campus Support Center; and

5.                                      Provide re-calculated Graduation and Employment Charts for programs where the Company re-classifies the employment status of any graduates based on the findings in the ACCSC letter, including a matrix which shows the rate previously reported against the newly calculated rate and an explanation for the differences.

With respect to placing the Company on Financial Reporting, ACCSC noted the Company’s publicly-disclosed issues related to the Department action to place the Company on heightened cash monitoring and impose a 21-day hold on Title IV funds in June 2014, and the subsequent entry into the Operating Agreement with the Department.  ACCSC expressed concern with the Company’s financial soundness, and directed Corinthian to do the following:

1.                                      Provide audited financial statements for the fiscal year ended on June 30, 2014;

2.                                      Provide a Management Discussion and Analysis explaining the current financial condition and plans;

3.                                      Update ACCSC on regulatory actions;

4.                                      Update ACCSC on legal or other actions being taken by any governmental authority;

5.                                      Describe the process being followed regarding the sale of Corinthian campuses and the current status of sale activity; and

6.                                      Provide updated Teach-Out plans as necessary due to changing circumstances.

Additionally, each Corinthian campus accredited by ACCSC must notify currently enrolled students and each applicant that the school is on Warning with ACCSC.  The Company’s response is due December 31, 2014.

On September 16, 2014, the Company became aware that the U.S. Consumer Financial Protection Bureau (the “CFPB”), filed a lawsuit in the Northern District of Illinois alleging violations by the Company of the Consumer Financial Protections Act of 2010 and the Fair Debt Collections Practices Act due to purported misrepresentations regarding placement and allegedly improper debt collection practices.  The Complaint seeks permanent injunctive relief, rescission of all Genesis and Education Plus loans, restitution, civil penalties, disgorgement of profits, damages, costs, and such other relief as the court may order. This filing followed the Company’s August 28, 2014 commitment to substantially comply with the CFPB’s preconditions to engage in settlement discussions as previously disclosed.  The lawsuit includes new claims the Company was unable to substantively discuss with the CFPB after an express denial to participate in the Notice and Opportunity to Respond and Advise process.  The Company intends to defend itself against the CFPB’s lawsuit.

In addition to the proceedings and other matters described above, the Company is or may become a party to pending or threatened lawsuits related primarily to services currently or formerly performed by the Company. Such cases and claims raise difficult and complex factual and legal issues and are subject to many uncertainties and complexities, including, but not limited to, class action certification, governmental intervention, regulatory or administrative agency involvement, the facts and circumstances of each particular case or claim, the jurisdiction in which each suit is brought, and differences in applicable statutory and common law.

Liquidity Update

As previously reported, the Company continues to need to obtain additional sources of liquidity to fund its operations and to carry out the Operating Agreement.  To do so, the Company will continue to seek additional sources of liquidity through new financings, additional cost reductions, accelerated asset sales or some combination thereof.  There can be no assurance that the Company will be able to obtain any such additional needed liquidity on a timely basis, on terms acceptable to it, or at all. Any withholding of Title IV funds by the Department, or further restrictions on funding or operations by accrediting agencies, state agencies, or other funding sources would exacerbate the Company’s existing liquidity constraints.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits.

10.1                        Second Amendment to Operating Agreement, dated September 12, 2014, by and between the Company and the U.S. Department of Education.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

September 19, 2014	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President &
General Counsel